EXHIBIT 10.10

Our Ref.:	Q-0001-24-D
Date:	7-Aug-2024

LMP International Limited

19/F Auban House, No. 171-172 Gloucester Road,

Wanchai, Hong kong.

Attn:        Mr. Tonv Leung

Dear Sirs,

A&A Works for Bayview Garden Shopping Centre - MVAC Installation

Further to our last meeting your office and we would like to enclose our proposed Appendix-1, Equipment Schedule for the captioned project to seek your kind approval. Refer to the enclosed Appendix-2, Boca-Sketch-001 we confirm to absorb all related cost (Approx. HK$300,000.00) of supply 3 numbers of additional water cooled air conditioners c/w water piping, air ducting, grilles, power & control wiring.

Terms & Conditions:

a.	The total proposed contract sum HK$12,999,000.00 remain unchanged;
b.	This quotation will be valid within 14 days from the date of this quotation;
c.	We need 6 months to complete all works after receiving your written confirmation and deposit;
d.	Payment: 25% deposit to be paid upon confirmation of this quotation, 40% mid term payment, before the delivery of major air conditioning equipment to site and not more than 90 days from date of confirmation of this quotation, 30% upon all works completed and before handover to the client to commence operation, balance 5% to be paid within 30 days after all works completed, 12 months defect liability period/comprehensive maintenance will be included in this quotation;
e.	All type of insurance, builder’s works, decoration works, electric power sources & water sources are not included in this quotation which should be provided by others.

Yours faithfully,	Accepted and confirmed by
For and on behalf of	For and on behalf of
Boca International Limited	LMP International Limited

香港九龍觀塘成業街6號泓富廣場1809室	Page 1 of 2
Unit 1809, Prosperity Place, 6 Shing Yip Street, Kwun Tong, Kowloon, Hong Kong.
Tel: +852 2882 1222 Fax: 2882 1680	Email: DrRichardChan@Gmail.com

SUMMARY OF TENDER

(MVAC Installation)

A&A Works for Bayview Garden Shopping Centre	Schedule of Rates
MVAC Installation

Collection Summary

The amount of supply and installation of the complete Mechanical Ventilation and Air-conditioning System as specified in the tender documents and the accompanying drawings (Cost summarized from Schedule of Rates):-

	DESCRIPTION	AMOUNT
1.	AC Main Plant & Equipment as per Section 1.	HK$	2,213,750.00
2.	System Water Pumps and Piping as per Section 2.	HK$	4,271,100.00
3.	Electrical Control System as per Section 3.	HK$	968,800.00
4.	Ventilation Fans & Air Curtains as per Section 4.	HK$	419,000.00
5.	Air Ducting as per Section 5.	HK$	2,762,200.00
6.	Fan Coil Unit as per Section 6.	HK$	594,000.00
7.	Electrical System as per Section 7.	HK$	600,000.00
8.	Air Handling Unit as per Section 8	HK$	576,000.00
9.	Shop drawing preparation, supervising installation, commissioning plant & instructing Employer’s operator	HK$	90,000.00
10.	Preparation and submission of combined services drawings	HKS	90,000.00
11.	Provision of MVAC builder’s work drawings (as electronic file in AutoCAD) to Main Contractor for preparation of combined builder’s work drawings.	HK$	80,000.00
12.	Preparation of shop drawings and documents duly signed by “Qualified Engineer” for submission to Fire Services Department, Electrical & Mechanical Services Department and Home Affairs Department, etc. for approval.	HK$	150,000.00
13.	Employ Registered Energy Assessor (R.E.A.) to design, certify and submit to EMSD.	HK$	80,000.00
14.	3 sets of as-fitted drawings and operation & maintenance manuals, and 1 set of electronic file in CD Rom of as-fitted drawings as specified.	HK$	50,000.00
15.	Provision of spare parts as per Technical Specification.	HK$	50,000.00
16.	Allow for other cost necessary for completion of the whole system but not stipulated herein.	HK$	4,150.00
	Total Cost to be carried forward to Collection Summary for E&M
	Installation	HK$	12,999,000.00